UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2013

SPECTRASCIENCE, INC.

(Exact name of registrant as specified in its charter)

Minnesota (State of other jurisdiction of incorporation)	000-13092 (Commission File Number)	41-1448837 (I.R.S. Employer Identification No.)

11568-11 Sorrento Valley Road, San Diego, CA 92121

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 847-0200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 12, 2013, the Board of Directors of SpectraScience, Inc. (the “Company”) appointed Michael P. Oliver, the Company’s President and Chief Executive Officer, as the Company’s Chief Financial Officer effective July 15, 2013. Mr. Oliver will continue under his prior compensation arrangement without change.

Mr. Oliver, 64, joined the Company as President and Chief Executive Officer in November 2010, and was elected a director in February 2011. Prior to joining the Company and since 2007, Mr. Oliver was Executive Vice President for Worldwide Marketing and Business Development for Silicon Border Development, a privately-owned developer of industrial properties for high technology companies. From 2004 to 2007, Mr. Oliver was a Senior Vice President at Thomas Group, a consultancy that specialized in operational improvement. From 1998 to 2003, Mr. Oliver was engaged as in a business development role with PricewaterhouseCoopers working with medical device and technology companies. From 1990 to 1998, Mr. Oliver was a member of four separate management teams that took struggling medical device companies, increased their revenues and profitability and sold them to strategic buyers. In those companies he served in the capacity of head of sales and marketing and, in two cases, had major operational responsibilities as well. He began his career with American Hospital Supply Corporation serving in a variety of sales, marketing and general management positions. Mr. Oliver received his MSA from George Washington University and his BS from the United States Naval Academy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPECTRASCIENCE, INC.

Dated: July 16, 2013	By:	/s/ Michael P. Oliver
Michael P. Oliver
	Its:	Chief Executive Officer and Chief Financial Officer